Exhibit 99.1

Arch Raises $1.4 Million with Convertible Note Issuance and Warrant Reprice

Financing with long-term shareholders provides flexibility during product roll-out

FRAMINGHAM, Mass., June 5, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel wound care and biosurgical devices, announces that it has raised $1.4M from long-term shareholders.

As part of the capital raising, the Company has issued a Series 1 Unsecured Convertible Note (the “Note”) to several accredited current investors for the aggregate principal amount of $550,000. The Notes accrue simple interest on unpaid principal at a rate of ten percent per year. Features of the note allow for payment of principal plus accrued interest at any time up until maturity as well as conversion into common stock under certain conditions (to “Convert”) at a price of $0.27 per share (“Conversion Price”). Noteholders may Convert at any time. The Company may Convert upon raising $5M of equity capital at the Conversion Price or greater or after the stock trades above $0.32 per share for at least 15 days on a volume weighted basis. At maturity, remaining outstanding principal and accrued interest may be either repaid or multiplied by 135% and then Converted at the Conversion Price. The Convertible Notes contain customary events of default.

The Company has also entered into an agreement (the “Agreement”) with the holders of a majority (the “Majority Holders”) of the outstanding Series D Warrants (the “Warrant”) resulting in approximately $850,000 of proceeds as a result of the full exercise of their Warrants. The Agreement provides for the reduction of the Warrant exercise price from $0.25 to $0.18 per share, and the elimination of a provision that prevents the Warrant from being exercised if the holder’s beneficial ownership would exceed 4.9% as a result. Under the terms of the Agreement, in exchange for fully exercising their remaining Warrants for approximately 4.7 million shares of common stock, the Majority Holders were issued new warrants to purchase approximately 3.55 million shares of common stock at an exercise price of $0.25 cents over a 1 year term.

Further details on the above transactions may be found in the related current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's development stage product candidates include AC5 Advanced Wound System, AC5 Topical Hemostat, AC5-G and AC5 Surgical Hemostat.1, 2

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Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

1.	AC5 Surgical Hemostat is currently an investigational device limited by law to investigational use.

2.	AC5 and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.